As filed with the Securities and Exchange Commission on March 12, 2009	File No. 333-155377

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-1807304 (I.R.S. Employer Identification Number)

United Community Banks, Inc.
63 Highway 515
Blairsville, Georgia 30512
(706) 781-2265
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Jimmy C. Tallent 63 Highway 515 Blairsville, Georgia 30512 (706) 781-2265 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: James W. Stevens Kilpatrick Stockton LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309-4530 (404) 815-6500

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):
Large Accelerated Filer ☐	Accelerated Filer ☒
Non-accelerated Filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	648,350 (1)	$20.00 (2)	$12,967,000 (2)	$723.56 (3)
Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $1.00 par value	180,000	$1,000 (4)	$180,000,000 (4)	$7074.00 (5)
Warrant to Purchase Common Stock, $1.00 par value per share, and underlying shares of Common Stock (5)	2,149,106 (6)	$12.56 (7)	$26,992,758 (7)	$1060.82 (5)

(1)
Represents the number of shares of the registrant’s common stock issuable upon exercise of currently outstanding warrants that may be exercised at any time from October 31, 2008 until October 31, 2013 at an exercise price of $20.00 per share.  In the event of a stock split, stock dividend or similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.

(2)	The price per share and maximum aggregate offering price are based on the $20.00 per share exercise price of the warrants pursuant to Rule 457(g) of the Securities Act of 1933.

(3)	Previously paid in connection with the original registration statement initially filed on November 14, 2008.

(4)
Calculated pursuant to Rule 457(a) under the Securities Act of 1933 and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(5)	Previously paid in connection with the Amendment No. 1 to the Registration Statement filed on January 29, 2009.

(6)
In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, there are being registered hereunder (a) a warrant for the purchase of 2,149,106 shares of Common Stock with an initial per share exercise price of $12.56 per share, (b) the 2,149,106 shares of Common Stock issuable upon exercise of such warrant and (c) such additional number of shares of Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of Common Stock are registered hereunder pursuant to Rule 416 under the Securities Act of 1933.

(7)	Calculated pursuant to Rule 457(i) under the Securities Act of 1933 with respect to the per share exercise price of the warrant of $12.66.

EXPLANATORY NOTE

On November 14, 2008, the Registrant filed a Registration Statement on Form S-3 (File No. 333-155377), as amended by Post-Effective Amendment No. 1 filed on January 29, 2009 (as amended, the “Registration Statement”), as an automatic shelf registration statement under Rule 405 of the Securities Act of 1933.  This Post-Effective Amendment No. 2 (the “Amendment”) is an amendment to the Registration Statement on Form S-3, and is being filed by the Registrant solely to convert the Registration Statement, to a non-automatic shelf registration statement on Form S-3.  The Registrant is no longer a well-known seasoned issuer, as defined by Rule 405.  No additional information is required to fulfill the requirements of a non-automatic shelf registration statement on Form S-3.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, United Community Banks, Inc. has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on March 12, 2009.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Rex S. Schuette
Rex S. Schuette
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

By:	/s/ Alan H. Kumler
Alan H. Kumler
Senior Vice President, Controller and Chief Accounting Officer
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated on March 12, 2009.

Signature	Title

*	Chairman of the Board
Robert L. Head, Jr.

*	Vice Chairman of the Board
W.C. Nelson, Jr.

[signatures continued from previous page]

	*	Director
A. William Bennett

	*	Director
Robert Blalock

	*	Director
Cathy Cox

	*	Director
Guy W. Freeman

	*	Director
Hoyt O. Holloway

	*	Director
John D. Stephens

	/s/ Jimmy C. Tallent	Director
Jimmy C. Tallent

	*	Director
Tim Wallis

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
Attorney-in-fact